Exhibit 99.1

China Teletech Limited

Consolidated Financial Statements

December 31, 2009 and 2008

(Stated in US Dollars)

China Teletech Limited

To:          The Board of Directors and Stockholders
China Teletech Limited

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of China Teletech Limited as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Teletech Limited as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
March 25, 2010	Certified Public Accountants

China Teletech Limited
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(Stated in US Dollars)

ASSETS	Notes	12/31/2009	12/31/2008
Current Assets
Cash and Cash Equivalent	2D	$337,490	$709,791
Short Term Investment	2E	-	2,053
Accounts Receivable	2F,3	-	21,009
Other Receivable	4	160,962	-
Inventory	2G	253,118	138,151
Advance to Suppliers	2H	117,007	-
Prepaid Expenses		123,677	-
Total Current Assets		992,255	871,004

Non-Current Assets
Other Asset		258	-
Property, Plant & Equipment, net	2I,5	28,526	33,266
TOTAL ASSETS		$1,021,039	$904,270

LIABILITIES
Current Liabilities
Accounts Payable		$2,116	$2,234
Taxes Payable		225,197	189,811
Other Payable		86,724	122,460
Related Party Payable	6	52,887	-
Accrued Liabilities		40,000	-
Total Current Liabilities		406,924	314,505
TOTAL LIABILITIES		$406,924	$314,505

STOCKHOLDERS' EQUITY
Registered capital		$10	$10
Additional Paid in Capital		1,410,246	1,410,246
Statutory Reserve	2K,5	-	-
Retained Earnings		(915,942)	(929,770)
Accumulated Other Comprehensive Income	2L	119,801	109,279
TOTAL STOCKHOLDERS' EQUITY		614,115	589,765

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$1,021,039	$904,270

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Operations
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	Notes	12/31/2009	12/31/2008
Revenues
Sales	2M	$10,803,459	$20,272,787
Cost of Sales	2N	10,393,324	19,371,787
Gross Profit		410,135	901,000

Operating Expenses
Selling Expenses	2O	49,493	31,024
General & Administrative Expenses	2P	312,730	161,436
Total Operating Expense		362,223	192,460

Operating Income/(Loss)		47,912	708,540

Other Income (Expenses)
Other Income		19,971	-
Other Expenses		(19,266)	(75)
Interest Income		73	89
Interest Expense		(3)	-
Total Other Income/(Expense)		775	14

Earnings before Tax		48,687	708,554

Income Tax	2S	(34,859)	(186,860)

Net Income		$13,828	$521,694

Earnings per share
- Basic	$1,382.80	$52,169.40
- Diluted	$1,382.80	$52,169.40

Weighted average shares outstanding
- Basic	10	10
- Diluted	10	10

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Changes in Stockholders’ Equity
As of December 31, 2009 and 2008
(Stated in US Dollars)

								Accumulated
	Number		Number		Additional			Other
	of	Preferred	Of	Registered	Paid in	Statutory	Retained	Comprehensive
	Shares	Stock	Shares	Capital	Capital	Reserve	Earnings	Income	Total
Balance at January 1, 2008	-	-	10	$10	$1,410,246	$-	$(1,378,516)	$103,713	$131,453
Net Income	-	-	-	-	-	-	521,694	-	521,694
Appropriations of Retained Earnings	-	-	-	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-	(72,948)	-	(72,948)
Unrealized Gain/(Loss) in Investment	-	-	-	-	-	-	-	(9,004)	(9,004)
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	14,570	14,570
Balance at December 31, 2008	-	-	10	$10	$1,410,246	$-	$(929,770)	$109,279	$589,765

Balance at January 1, 2009	-	-	10	$10	$1,410,246	$-	$(929,770)	$109,279	$589,765
Net Income	-	-	-	-	-	-	13,828	-	13,828
Appropriations of Retained Earnings	-	-	-	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-	-	-	-
Unrealized Gain/(Loss) in Investment	-	-	-	-	-	-	-	9,004	9,004
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	1,518	1,518
Balance at December 31, 2009	-	-	10	$10	$1,410,246	$-	$(915,942)	$119,801	$614,115

	Comprehensive Income
	12/31/2008	12/31/2009	Accumulated Total
Net Income	$521,694	$13,828	$535,522
Unrealized Gain/(Loss) in Investment	(9,004)	9,004	-
Foreign Currency Translation Adjustment	14,570	1,518	16,088
	$527,260	$24,350	$551,610

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	12/31/2009	12/31/2008
Cash Flows from Operating Activities
Cash Received from Customers	$10,468,317	$20,335,516
Cash Paid to Suppliers & Employees	(10,878,471)	(19,493,098)
Interest Received	73	89
Interest Paid	(3)	-
Taxes Paid	19	(186,860)
Miscellaneous Receipts	19,971	-

Cash Sourced/(Used) in Operating Activities	(390,095)	655,647

Cash Flows from Investing Activities
Proceeds from sale of Short Term Investment	15,950	(2,054)
Purchases of Property, Plant, and Equipment	(24,947)	(4,364)
Proceeds of Disposal Assets	16,527	-
Proceeds of Other Asset Deposit	(258)
Cash Used/(Sourced) in Investing Activities	(7,272)	(6,418)

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock	-	-
Distribution of Dividends	-	(72,948)

Cash Sourced/(Used) in Financing Activities	-	(72,948)

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	(382,823)	576,281

Effect of Other Comprehensive Income	10,522	5,567

Cash & Cash Equivalents at Beginning of Year	709,791	127,943

Cash & Cash Equivalents at End of Year	$337,490	$709,791

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Income to Cash Sourced/(Used) in Operations
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	12/31/2009	12/31/2008

Net Income	$13,828	$521,694

Adjustments to Reconcile Net Income to Net Cash Provided by Cash Activities:

Loss on Sale of Short Term Investment	(13,896)	-
Depreciation	9,459	15,650
Net Loss on Disposal of Property, Plant and Equipment	3,700	-
Decrease/(Increase) in Accounts Receivable	21,009	(21,009)
Decrease/(Increase) in Other Receivable	(160,962)	66,294
Decrease/(Increase) in Inventory	(114,968)	(71,795)
Decrease/(Increase) in Advance to Suppliers	(117,007)	16,460
Decrease/(Increase) in Prepaid Expenses	(123,677)
Increase/(Decrease) in Accounts Payable	(118)	(748)
Increase/(Decrease) in Taxes Payable	35,386	189,807
Increase/(Decrease) in Other Payable	35,775	(78,150)
Increase/(Decrease) in Related Party Payable	52,887	-
Increase/(Decrease) in Accrued Liabilities	40,000	-
Increase/(Decrease) in Customer Deposits	(71,511)	17,444

Total of all adjustments	(403,923)	133,953

	$(390,095)	$655,647

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

1.	The Company and Principal Business Activities

Organizational Structure

China Teletech Limited (the “Company”), formerly “Sierra Vista Group Limited,” is a British Virgin Islands Company, incorporated on January 30, 2008 under the British Virgin Islands Business Companies Act, 2004.  The Company was formed for the purpose of providing a group structure to enhance the viable capacity as discussed below of its two variable interest entities located in the People’s Republic of China (“PRC”); namely, (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”), and to undergo a reverse merger transaction with China Teletech Limited (“CTI”) , formerly “Stream Horizon Studios, Inc.”, which may include an equity financing in the near future. The Company’s primary business operations are conducted through Shenzhen Rongxin and Guangzhou Yueshen.

Share Exchange Agreement

CTI was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001.  CTI was formerly a subsidiary of Wavelit, Inc., a Nevada corporation. CTI will be spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, Inc. will receive an aggregate of 8,750,000 common shares. CTI is in the process of submitting a Form S-1 to register the securities that it will issue in this transaction. Concurrently, CTI is applying to have its common shares independently quoted on the Over the Counter Bulletin Board Market in the United States of America.

Upon declaration of effectiveness by the US Securities and Exchange Commission of the Form S-1, CTI will enter into reverse merger transaction via a share exchange agreement with the Company.  Under the terms of the share exchange agreement, CTI will issue an aggregate of 241,250,000 shares of common stock to the shareholders of the Company for 100% of the outstanding stock of the Company.

As the share exchange transaction between the Company and CTI has not been completed as at December 31, 2009, no recapitalization of the Company has occurred.

Variable Interest Entity Agreement

The Company entered into three contractual agreements that for accounting purposes will be collectively known as the variable interest entity (“VIE”) agreement, with Mr. Liu Dong and Mr. Zhao Yuan who beneficially own Shenzhen Rongxin 51% and 49%, respectively.  The VIE agreement entitles the Company to 100% of the future earnings and losses of Shenzhen Rongxin.  The Company accounted for the VIE agreement, in accordance to ASC 810-10, by consolidating Shenzhen Rongxin as a wholly owned subsidiary because the Company has the authority to (1) direct the operations of the Shenzhen Rongxin, (2) provide financial support for Shenzhen Rongxin, and (3) the Company is primary beneficiary of the results of operations of Shenzhen Rongxin.  The significant terms of the VIE agreement are detailed by each contract below:

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

I.      Exclusive Option Agreement

The Company, or parties designated by the Company, has been granted the irrevocable right to purchase all or part of the ownership interest of Shenzhen Rongxin at any time when the Exclusive Option Agreement is in effect.  The purchase price for all of the ownership interest of Shenzhen Rongxin is RMB$10,000,000 or 80% of the appraised value of Shenzhen Rongxin, subject to PRC laws at the time of exercising the option.   If the Company chooses to purchase part of the ownership interest, the purchase price will be 80% of the appraised value of Shenzhen Rongxin.  Mr. Liu Dong and Mr. Zhao Yuan cannot dispose, assign or mortgage Shenzhen Rongxin’s assets or operations, increase or decrease the registered capital of Shenzhen Rongxin, change the members of the board of directors, distribute dividends, and alter the articles and ownership of Shenzhen Rongxin, without the expressed written consent of the Company.

These rights are exclusively granted to the Company and are not transferable without expressed written consent by Mr. Liu Dong and Mr. Zhao Yuan.

This agreement remains in effect for the Company, Mr. Liu Dong and Mr. Zhao Yuan  and their successors if their rights are assigned, unless this agreement is unanimously terminated by all aforementioned parties.

II.    Shareholders' Voting Agreement

Mr. Liu Dong and Mr. Zhao Yuan have agreed to attend and vote at any shareholder meeting of Shenzhen Rongxin or otherwise exercise all voting power in accordance with the direction of the Company.

III.   Shares Pledge Agreement

Shenzhen Rongxin intended to sell all of its stock to the Company; however, before such transactions could be realized under PRC laws, in order to protect the interest of the shareholders of the Company, Mr. Liu Dong and Mr. Zhao Yuan have pledged all their ownership of Shenzhen Rongxin to the Company.  In the event that there was a significant decline in value and the interest of the shareholders of the Company was undermined, the Company could sell all the stock of Shenzhen Rongxin at its discretion.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

The Company also entered into three contractual agreements that for accounting purposes will be collectively known as the variable interest entity (“VIE”) agreement, with Shanghai Classic Group Limited (“Shanghai Classic”), an investment holding company incorporated in the British Virgin Island.  Shanghai Classic wholly owns Guangzhou Yueshen.    The VIE agreement entitles the Company to 100% of the future earnings and losses of Guangzhou Yueshen.  The Company accounted for the VIE agreement, in accordance to ASC 810-10, by consolidating Guangzhou Yueshen as a wholly owned subsidiary because the Company has the authority to (1) direct the operations of Guangzhou Yueshen, (2) provide financial support for Guangzhou Yueshen, and (3) the Company is primary beneficiary of the results of operations of Guangzhou Yueshen.  The significant terms of the VIE agreement are detailed by each contract below:

I.      Exclusive Option Agreement

The Company, or parties designated by the Company, has been granted the irrevocable right to purchase all or part of the ownership interest of Guangzhou Yueshen at any time when the Exclusive Option Agreement is in effect.  The purchase price for all of the ownership interest of Guangzhou Yueshen is $1,200,000 in Hong Kong dollars or 80% of the appraised value of Guangzhou Yueshen, subject to PRC laws at the time of exercising the option.   If the Company chooses to purchase part of the ownership interest, the purchase price will be 80% of the appraised value of Guangzhou Yueshen.  Shanghai Classic cannot dispose, assign or mortgage Guangzhou Yueshen’s assets or operations, increase or decrease the registered capital of Guangzhou Yueshen, change the members of the board of directors, distribute dividends, and alter the articles and ownership of Guangzhou Yueshen, without the expressed written consent of the Company.

These rights are exclusively granted to the Company and are not transferable without expressed written consent by Shanghai Classic.

This agreement remains in effect for the Company, Shanghai Classic and their successors if their rights are assigned, unless this agreement is unanimously terminated by all aforementioned parties.

II.    Shareholders' Voting Agreement

Shanghai Classic has agreed to attend and vote at any shareholder meeting of Guangzhou Yueshen or otherwise exercise all voting power in accordance with the direction of the Company.

III.   Shares Pledge Agreement

Guangzhou Yueshen intended to sell all of its stock to the Company; however, before such transactions could be realized under PRC laws, in order to protect the interest of the shareholders of the Company, Shanghai Classic has pledged all their ownership of Guangzhou Yueshen to the Company.  In the event that there was a significant decline in value and the interest of the shareholders of the Company was undermined, the Company could sell all the stock of Guangzhou Yueshen at its discretion.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Business

Shenzhen Rongxin’s primary business is the wholesale and distribution of mineral water as well as trading of wine.  Shenzhen Rongxin is the exclusive supplier of Tibet Glacial 5100 spring water to the Guangdong Province of PRC, which currently has a population of approximately 110 million people.

Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones, and cellular phone accessories in Guangzhou in the PRC.  Guangzhou Yueshen sells to wholesalers, retailers, and end users.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

(B)	Consolidation

The consolidated financial statements include all the accounts of the Company and its two variable interest entities. Inter-company transactions, such as sales, cost of sales, due to/due from balances, investment in subsidiaries, and subsidiaries’ capitalization have been eliminated.

As of December 31, 2009, the detailed identities of the consolidated entities are as follows:-

Name of Entities	Date of Incorporation	Place of Incorporation	Attributable Equity Interest	Registered Capital
Shenzhen Rongxin	11/21/1996	PRC	0%	RMB 10,000,000
Guangzhou Yueshen	4/19/2004	PRC	0%	HKD 1,200,000

(C)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(D)	Cash and Cash Equivalent

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(E)	Investment in Equity Securities

The cost method of accounting is used to account for the Company’s investment in equity securities for which the Company had less than 20% controlling equity interest. Controlling equity interest for the Company is typically a position of more than 50% beneficial ownership.

In the consolidated balance sheets, investments in equity securities are stated at their fair market value. Any unrealized gain or loss is reported on the consolidated statements of stockholders’ equity.

(F)	Accounts Receivable – Trade

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is made when recovery of the full amount is doubtful.

(G)	Inventories

Inventories are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or estimates based on prevailing market conditions. The inventories include bottles of mineral water, prepaid mineral water cards, rechargeable phone cards, prepaid subway tickets, and mobile phones.

(H)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for the purchase of goods. The advances to suppliers are interest free and unsecured.

(I)	Property, Plant, and Equipment

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Property, plant, and equipment are stated at cost.  Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized.  When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.
Property, plant, and equipment are depreciated using the straight-line method over their estimated useful life with a 10% salvage value.  Their useful lives are as follows:

Fixed Assets Classification	Useful Lives
Office Equipment	3 Years
Furniture & Fixture	3 Years
Motor Vehicles	10 Years

(J)	Customer Deposits

Customer deposits represent money that the Company has received from customers in advance for the purchase of goods. The Company considers customer deposits as a liability until the title of goods have been transferred at which point the balance will be credited to sales revenue.

(K)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operation. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(L)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s current components of other comprehensive income are unrealized gain or loss in investment and the foreign currency translation adjustment.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(M)	Recognition of Revenue

Guangzhou Yueshen establishes retail outlets in Guangzhou city for the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones and cellular phone accessories.  The customers include other retailers, wholesalers, Airtime on the rechargeable phone cards is provided by the respective wireless carriers.  The Company is not responsible for the delivery and unutilized portion of airtime minutes.

With reference to ASC 605-45-45, Guangzhou Yueshen has recorded the revenue from the sale of its products on a gross basis.  It purchases its inventory from different suppliers and most of them require prepayment before delivery of goods.  It is responsible for damaged, lost or stolen inventory.  Depending on the selection of suppliers, volume of purchases, and the intensity of market competition, the profit margin will vary.

In terms of the timing of recognizing revenue, it is recognized on the transfer of risk and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the titles have been passed at the retail outlets.  Prepayments by customers for phone cards, subway tickets and cellular phone are rare but if any are presented as customer deposits.  Guangzhou Yueshen is not responsible for tracking usage of the airtime or dollar value stored on the phone cards and subway tickets.  These are the responsibilities of the wireless and subway carriers.  Therefore, the earnings process of Guangzhou Yueshen is complete upon delivery of the products to its customers.

Shenzhen Rongxin establishes network in Guangdong Province for the resale of Tibet 5100 mineral water products. Revenue from the sale of mineral water is recognized when goods are delivered to customers or loaded on customers’ pick-up trucks and the titles have been passed.

Neither Guangzhou Yueshen nor Shenzhen Rongxin has any refund policies for the return of goods.

(N)	Cost of Sales

Guangzhou Yueshen’s cost of sales is primarily comprised of cost of purchases.  Freight cost is none or minimal because the Company usually picks up purchases from the suppliers and delivery them to the customers directly at the retail outlets.

Shenzhen Rongxin’s cost of sales consists of cost of mineral water and wine.  Freight cost is none or minimal because the suppliers do not charge freight and the customers for water and wine products pick up the goods themselves.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(O)	Selling Expenses

Selling expenses include outbound freight, salaries of the sales force, client entertainment, commissions, advertising, and office rental expenses.

(P)	General & Administrative Expenses

General and administrative expenses comprised of executive compensation, general overhead such as the finance department and administrative staff, depreciation expenses, travel and lodging, meals and entertainment, and utility.

(Q)	Advertising Expense

Costs related to advertising and promotion expenditures are expensed as incurred during the year.  Advertising costs are charged to selling expense

(R)	Retirement Benefits

Full-time employees of the Company are entitled to staff welfare benefits including Medicare, welfare subsidies, unemployment insurance, and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. Costs related to the retirement benefits are charged to the Company’s statements of operations as incurred.

(S)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In respect of the Company and its subsidiaries domiciled and operated in the British Virgin Islands and People’s Republic of China, the taxation of these entities is summarized below:

Entities	Countries of Domicile	Income Tax Rate

China Teletech Limited	BVI	0.00%
Shenzhen Rongxin	PRC	25.00%
Guangzhou Yueshen	PRC	25.00%

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(T)	Foreign Currency Translation

The Company’s two operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen maintain their financial statements in the functional currency, which is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Shenzhen Rongxin and Guangzhou Yueshen, which are prepared using the functional currency, have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates, and stockholders’ equity is translated at historical exchange rates. Translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	2009	2008
Year end RMB : US$ exchange rate	6.8372	6.8542
Average yearly RMB : US$ exchange rate	6.8409	6.9623

Year end HKD : US$ exchange rate	7.7551	7.7507
Average yearly HKD : US$ exchange rate	7.7522	7.7874

(U)	Recent Accounting Pronouncements

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (" SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair values.  SFAS 159 is effective for fiscal years after November 15, 2007.

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (Revised 2007), Business Combinations (“SFAS 141R”).  SFAS 141R provides additional guidance on improving the relevance, representational faithfulness, and comparability of the financial information that a reporting entity provides in its financial reports about a business combination and its effects.  This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This Statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").  SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1").  FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives.  The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.
Management of the Company does not anticipate that the adoption of these seven standards will have a material impact on these consolidated financial statements.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 replaces the quantitative-based risk and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. ASU 2009-17 also requires additional disclosures about a reporting entity’s involvement in variable interest entities. The provisions of ASU 2009-17 are to be applied beginning in the first fiscal period beginning after November 15, 2009. The Company has adopted this standard and included Guangzhou Yueshen and Shenzhen Rongxin in the consolidated financial statements.

3.	Accounts Receivable

Accounts receivable at December 31, consisted of the following:-

	12/31/2009	12/31/2008

Accounts Receivable – Trade	$-	$21,009
Less: Allowance for Doubtful Accounts		-
Net Accounts Receivable	$-	$21,009

Aging Analysis	12/31/2009	12/31/2008

0-30 Days	$-	$-
30-60 Days	-	21,009
Over 60 Days	-	-
	$-	$21,009

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

4.	Other Receivable

	12/31/2009	12/31/2008

Shenzhen Shengqing Technology Co., Ltd.	$11,862	$-
Beijing Xin Century Co., Ltd.	1,936	-
JinJing Co., Ltd.	105,306	-
Shenzhen Ziyang Investment Consultant Co., Ltd.	41,859	-
	$160,963	$-

The amounts receivable from Shenzhen Shengqing Technology Co., Ltd., and Beijing Xin Century Co., Ltd. are unsecured, and interest free and due for repayment by December 2010. The amounts receivable from JinJing Co., Ltd. and Shenzhen Ziyang Investment Consultant Co., Ltd. are unsecured and repayable on demand.   When JinJing Co., Ltd. and Shenzhen Ziyang Investment Consultant Co., Ltd. commence their business and become profitable, the Company is entitled to a share of the profit to be negotiated at that time.

5.	Property, Plant, and Equipment

		Accumulated
12/31/2009	Cost	Depreciation	Net
Office Equipment	$-	$-	$-
Furniture & Fixture	14,622	(10,960)	3,662
Motor Vehicles	24,864	-	24,864
	$39,486	$(10,960)	$28,526

		Accumulated
12/31/2008	Cost	Depreciation	Net
Office Equipment	$4,083	$(3,874)	$209
Furniture & Fixture	34,352	(20,927)	13,425
Motor Vehicles	30,974	(11,342)	19,632
	$69,409	$(36,143)	$33,266

6.	Related Party Payable

Related party payable $52,887 consisted of $7,835 and $45,052 payables to the owners of Shenzhen Rongxin Mr. Liu Dong’s brother Mr. Liu Yong and Mr. Zhao Yuan respectively. The outstanding payables do not bear any interest or collateral. There is no impact to the Company’s earnings for the year ended December 31, 2009.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

7.	Statutory Reserve Commitment

In compliance with PRC laws, the Company is required to appropriate a portion of its net income to its statutory reserve up to a maximum of 50% of an enterprise’s registered capital in the PRC.  The Company had future unfunded commitments, as provided below.

	12/31/2009	12/31/2008

PRC Subsidiaries Registered Capital
Shenzhen Rongxin	$1,206,753	$1,206,753
Guangzhou Yueshen	153,502	153,502

Statutory Reserve Ceiling based on 50% of PRC Registered Capital	680,128	680,128

Less: Retained Earnings appropriated to Statutory Reserve	-	-

Reserve Commitment Outstanding	$680,128	$680,128

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

8.	Operating Segments

The Company individually tracks the performance of its operating subsidiaries Shenzhen Rongxin and Guangzhou Yueshen. Shenzhen Rongxin’s business activities involve the trading of mineral water and wines. Guangzhou Yueshen is primarily engaged in distribution of prepaid phone cards and subway tickets.

Below is a presentation of the Company’s financial position and operation results for its operating subsidiaries as of December 31, 2009 and 2008, and for the years then ended.

Financial Position
As of
12/31/2009	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Current Assets	$386,451	$165,622	$121,881	$317,118	$1,183	$992,255
Non-Current Assets	11,210	4,804	3,536	9,199	34	28,784
Total Assets	397,661	170,426	125,416	326,318	1,217	1,021,039

Current Liabilities	158,484	67,922	49,983	130,050	485	406,924
Non-Current Liabilities	-	-	-	-	-	-
Total Liabilities	158,484	67,922	49,983	130,050	485	406,924

Net Assets	239,178	102,505	75,433	196,267	732	614,115

Total Liabilities
& Net Assets	$397,661	$170,426	$125,416	$326,318	$1,217	$1,021,039

Results of Operations
For the year ended
12/31/2009	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Revenue	$7,057,398	$3,024,599	$212,380	$450,626	$58,455	$10,803,459
Cost of Purchases	6,897,664	2,956,142	162,002	319,550	57,966	10,393,324
Gross Profit	159,734	68,458	50,378	131,077	489	410,135

Operating Expense	(141,074)	(60,460)	(44,493)	(115,764)	(432)	(362,223)
Operating Profit	18,660	7,997	5,885	15,312	57	47,912

Other Income	302	129	95	248	1	775
Earnings before Tax	18,962	8,127	5,980	15,560	58	48,687
Income Tax Expense	(13,576)	(5,818)	(4,282)	(11,141)	(42)	(34,859)

Net Income	$5,386	$2,308	$1,699	$4,419	$16	$13,828

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Financial Position
As of
12/31/2008	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Current Assets	$322,927	$31,311	$516,766	$-	$-	$871,004
Non-Current Assets	12,333	1,196	19,737	-	-	33,266
Total Assets	335,260	32,507	536,503	-	-	904,270

Current Liabilities	116,604	11,306	186,596	-	-	314,505
Non-Current Liabilities	-	-	-	-	-	-
Total Liabilities	116,604	11,306	186,596	-	-	314,505

Net Assets	218,657	21,201	349,907	-	-	589,765

Total Liabilities
& Net Assets	$335,260	$32,507	$536,503	$-	$-	$904,270

Results of Operations
For the year ended
12/31/2008	Phone Card	Subway Card	Water	Wine	Mobile Phone	Total
Revenue	$18,056,300	$673,716	$1,542,771	$-	$-	$20,272,787
Cost of Purchases	17,722,252	641,327	1,008,208	-	-	19,371,787
Gross Profit	334,048	32,389	534,563	-	-	901,000

Operating Expense	(71,355)	(6,918)	(114,186)	-	-	(192,460)
Operating Profit	262,693	25,470	420,377	-	-	708,540

Other Income	5	1	8	-	-	14
Earnings before Tax	262,698	25,471	420,385	-	-	708,554

Income Tax Expense	(69,279)	(6,717)	(110,864)	-	-	(186,860)

Net Income	$193,419	$18,754	$309,521	$-	$-	$521,694

The Company’s chief operating decision maker determines performance based on net income. Because the effect of income tax on each segment bears great importance, decision maker will pay attention to income tax.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

9.	Income Tax

All of the Company’s operations are in the People’s Republic of China (“PRC”), and in accordance with the relevant tax laws and regulations of PRC, the corporate income tax rate is 25%.  The provision for income taxes for PRC sourced net income amounted to $34,859 and $186,860 for the years ended December 31, 2009 and 2008, respectively.

Income before taxes consists of the following:

	December 31, 2009	December 31, 2008
Income (loss) before taxes:
BVI	$(90,749)	$(38,885)
PRC	139,436	747,439
Total income before taxes	$48,687	$708,554

Provision for taxes:
BVI	-	-
PRC	34,859	186,860
	$34,859	$186,860

Deferred:
BVI	-	-
PRC	-	-
	-	-
Total provision for taxes	$34,859	$186,860
Effective tax rate	71.60%	26.38%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Deferred tax assets and liabilities have not been accrued as of December 31, 2009 and 2008 because the accounting bases of assets and liabilities approximate their tax values and because the Company’s tax loss arose from BVI where the income tax rate was nil.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

The differences between the BVI income tax rates and the Company's effective tax rate for the years ended December 31, 2009 and 2008 are shown in the following table:

	December 31, 2009	December 31, 2008
BVI income tax rates	0.00%	0.00%
Effect of unrecognized tax benefits	71.60%	26.38%
Effective tax rate	71.60%	26.38%

10.	Concentration of Risk

Shenzhen Rongxin is subject to supply shortage risk because it purchases of mineral water for resale is sourced from a single vendor, Tibet Glacial Mineral Water Co., Ltd. (“Tibet Glacial”). On October 8, 2007, Shenzhen Rongxin entered into purchase agreement whereby Tibet Glacial would provide spring water at fixed price until January 1, 2009 and in return, Shenzhen Rongxin needed to consume no less than 140,000 trunks of bottle water per year. However, the Company’s operation result is correlated with Tibet Glacial’s availability to supply.

11.	Economic, Political, and Legal Risks

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the economic, political, legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, restriction on international remittances, and rates and methods of taxation, among other things

12.	Spin-off

Stream Horizons Studio, Inc. was engaged in the production of video for broadcast over the internet. The following tabulation summarizes its financial position and operation result as of and for the period ended July 31, 2009 following the spin-off from Wave-lit, Inc.

China Teletech Limited
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Stream Horizons Studio, Inc.
Condensed Balance Sheet		Condensed Statement of Income

Assets		Sales revenue	$-
Current assets	$-	Cost of sales	-
Non-current assets	-	Gross Profit	-
Total assets	-
		Other income	757,095
Liabilities
Current liabilities	-	Income tax	-
Total liabilities	-
		Net Income	$757,095

Stockholders' Equity
Common Stock	$-
Additional Paid in Capital	89,111
Accumulated Other Comprehensive Income	148,551
Retained Earnings	(237,662)
Total Stockholders' Equity	$-

Other income of $757,095 comes from forgiveness of debts payable to the stockholders of Stream Horizon Studio Inc., whereas the other comprehensive income of $148,551 comes from accumulated foreign exchange gains between United States and Canadian dollars.  Stream Horizon Studio Inc. ceased the production of video for broadcast over the internet in 2007.  The Company has included the results of operations for Stream Horizon up to and the end of July 31 2009 as shown above.